EXHIBIT (a)(9)

AMENDED AND RESTATED
OFFER TO PURCHASE

AIMCO Properties, L.P.
is offering to purchase any and all limited partnership units in
Springhill Lake Investors Limited Partnership
for $121,912 per unit in CASH

Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer.

You will not pay any partnership transfer fees if you tender your units pursuant to this offer. You will pay any other fees or costs, including any transfer taxes.

Our offer price will be reduced for any distributions made or declared by your partnership after the date we commenced our offer and prior to the expiration of our offer.

OUR OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JULY 16, 2007, UNLESS WE EXTEND THE DEADLINE.

The managing general partner of your partnership does not make any recommendation regarding whether you should accept this offer. You are encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer.

See “Risk Factors” beginning on page 20 of this Offer to Purchase for a description of risk factors that you should consider in connection with our offer, including the following:

•	Upon completion of this offer, your partnership will terminate the registration of its limited partnership units under the Securities Exchange Act of 1934, and will no longer file reports with the Securities and Exchange Commission. As a result, it may become more difficult for you to obtain information about the partnership, its results of operations and financial condition.

•	There is no established or regular trading market for your units, nor is there a reliable standard for determining the fair market value of the units. Accordingly, our offer price may not represent the fair market value for your units.

•	Our offer price does not ascribe any value to potential future improvements in the fair market value or operating performance of your partnership’s property, including any prospective increase in value or property income that may result from the proposed redevelopment of Springhill Lake Apartments. Our offer price might be higher if it took into account any potential improvements in the fair market value or property income.

(Continued on next page)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits of this transaction, or passed upon the adequacy or accuracy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you decide to accept our offer, you must complete and sign the enclosed letter of transmittal in accordance with the instructions thereto and mail or deliver the signed letter of transmittal and any other required documents to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Offer to Purchase. Questions and requests for assistance or for additional copies of this Offer to Purchase or the letter of transmittal may also be directed to the Information Agent at (800) 217-9608.

July 6, 2007

(Continued from prior page)

•	Our offer price is not based on a third-party valuation and was not determined through any arms-length negotiations. Other persons might ascribe a value to your limited partnership units that is higher than our offer price. As a result, you might be able to sell your units to a third party at a price that exceeds our offer price.

•	Holding your units may result in greater future value. If your partnership’s property were sold in the future and the net proceeds from the sale were distributed to the limited partners, the amount of such distributions per unit might exceed our current offer price.

•	Your managing general partner and the property manager are affiliates of ours and, therefore, your managing general partner has substantial conflicts of interest with respect to our offer.

•	Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

•	We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

•	If we do not acquire all of the outstanding units in your partnership, it is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

•	For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

•	We and our affiliates own a majority of the outstanding units of your partnership. As a result, we and our affiliates control the voting decisions with respect to your partnership, including, but not limited to, the removal of a general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership’s assets.

•	The managing general partner makes no recommendation as to whether you should tender your units because each limited partner’s circumstances may differ from those of other limited partners.

The managing general partner does not make any recommendation regarding whether you should accept this offer. You are encouraged to carefully review this Offer to Purchase, and any other information available to you and to seek the advice of your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer.

THE INFORMATION AGENT FOR THE OFFER IS:

THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:
1200 Wall Street, 3rd Floor	1200 Wall Street, 3rd Floor	1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071	Lyndhurst, NJ 07071	Lyndhurst, NJ 07071

For information, please call:
TOLL FREE: (800) 217-9608

i

SUMMARY TERM SHEET

This summary term sheet highlights the material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire Offer to Purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this Offer to Purchase where a more complete discussion may be found. Unless otherwise indicated, references in this Offer to Purchase to “we,” “our,” “us” or “Aimco Operating Partnership” refer to AIMCO Properties, L.P., a Delaware limited partnership, and references to “managing general partner” refer to AIMCO/Springhill Lake Investors GP, LLC, a Delaware limited liability company, the managing general partner of your partnership, Springhill Lake Investors Limited Partnership. The general partner of the Aimco Operating Partnership is AIMCO-GP, Inc., a Maryland corporation (“Aimco-GP”), which is a wholly owned subsidiary of Apartment Investment and Management Company, a Maryland corporation (“Aimco”). Aimco, Aimco-GP, the Aimco Operating Partnership, the managing general partner and the partnership are referred to herein, collectively, as the “Aimco Entities.”

•	The Offer. Upon the terms and subject to the conditions set forth in this Offer to Purchase, we are offering to acquire any and all of the limited partnership units of Springhill Lake Investors Limited Partnership, your partnership, for $121,912 per unit in cash. See “The Offer — Section 1. Terms of the Offer; Expiration Date.”

•	Termination of Registration. On May 16, 2000, we commenced an offer to purchase any and all limited partnership units in your partnership. At the time of the commencement of the offer, there were more than 300 unitholders. Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the filing of a transaction statement with the Securities and Exchange Commission (the “SEC”) in connection with an offer that has a purpose or reasonable likelihood of causing securities registered under the Exchange Act to be held of record by fewer than 300 persons. If there are fewer than 300 holders of record of any class of registered securities, SEC rules permit the termination of registration and, accordingly, the cessation of the obligation to file periodic reports with the SEC under the Exchange Act. Rule 13e-3 is intended to provide investors with additional information in connection with a transaction that might result in a termination of such registration. In our May 2000 offer to purchase, we indicated that if the number of units tendered in response to the offer would otherwise result in there being fewer than 320 unitholders, we would prorate our purchases and acquire only 99% of the units tendered by each person. On this basis, we did not file a Rule 13e-3 transaction statement with the SEC for that offer. However, when the offer was completed, we inadvertently failed to implement the 99% proration, which resulted in there being less than 300 holders of limited partnership units. As a result of our failure to implement the 99% proration, our May 2000 offer violated Rule 13e-3. Upon subsequently becoming aware of the mistake, the managing general partner determined that the partnership should not terminate its registration under the Exchange Act, and would continue to file periodic reports with the SEC until such time, if any, as another transaction was effected that complied with the requirements of Rule 13e-3. In connection with this offer, we have filed a Rule 13e-3 transaction statement with the SEC, and the partnership will terminate registration after this offer is completed and will cease filing periodic reports with the SEC. As a result, it may become more difficult for you to obtain information about your partnership, its results of operations and financial condition. See “Special Factors — Purpose, Alternatives and Reasons for the Offer,” “— Effects of the Offer” and “— Future Plans and Proposals.” If the offer is not consummated for any reason, including any of the conditions described in “The Offer — Section 11. Conditions of the Offer,” the partnership will not terminate its registration.

•	Factors in Determining the Offer Price. In determining the offer price per unit, we principally considered:

•	your partnership’s projected property income for 2007, net of an allowance for capital replacements, based on projections made in connection with the preparation of the property’s operating budget for fiscal year 2007;

•	our estimate of an appropriate capitalization rate for such property income;

•	the location, condition and debt structure of your partnership’s property;

•	the current economic conditions in the local market in which the property is located;

•	our estimate of the fees and expenses expected to be incurred by your partnership if its property is sold; and

•	your partnership’s other assets and liabilities.

•	Fairness of the Offer. Although the Aimco Entities have interests that may conflict with those of the partnership’s unaffiliated limited partners, each of the Aimco Entities believes that the offer price and the offer are fair to the unaffiliated limited partners of your partnership. This determination is based on the information and the factors set forth under “Special Factors — Fairness of the Offer.”

•	No Managing General Partner Recommendation. The managing general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Each limited partner should make his or her own decision whether or not to tender. You are encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer. See “Special Factors — Fairness of the Offer.”

•	Who We Are. We are AIMCO Properties, L.P., the operating partnership of Aimco, a New York Stock Exchange-listed company. We and our affiliates currently own 523.65 units, or 80.69% of the total outstanding units of your partnership. See “The Offer — Section 6. Information Concerning Us and Certain of Our Affiliates.”

•	Conflicts of Interest. OP Property Management, LLC (which is our affiliate) receives fees for managing your partnership’s property, and the managing general partner of your partnership (which is our subsidiary) is entitled to receive asset management fees and reimbursement of certain expenses involving your partnership and its property. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See “Special Factors — Conflicts of Interest and Transactions with Affiliates” and “The Offer — Section 7. Certain Information Concerning Your Partnership.”

•	Tax Consequences. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See “Special Factors — Material Federal Income Tax Matters.”

•	Expiration Date. Our offer expires on July 16, 2007, unless extended, and you can tender your units until our offer expires. See “The Offer — Section 1. Terms of the Offer; Expiration Date.”

•	Right to Extend the Expiration Date. We can extend the expiration date of the offer in our reasonable discretion. We reserve the right to extend the offer subject to customary conditions. In the event we extend the offer, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934. See “The Offer — Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period.”

•	How to Tender. To tender your units, complete the accompanying letter of transmittal and send it, along with any other documents required by the letter of transmittal, to the Information Agent, The Altman Group, Inc., at one of the addresses set forth on the back of this Offer to Purchase. See “The Offer — Section 3. Procedure for Tendering Units.”

•	Withdrawal Rights. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. If you properly withdraw all of the units you previously tendered in the offer, the corresponding letter of transmittal, including your release and assignment of future claims contained therein, will be deemed revoked and of no force or effect. See “The Offer — Section 4. Withdrawal Rights.”

•	How to Withdraw. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See “The Offer — Section 4. Withdrawal Rights.”

•	Availability of Funds. We intend to pay the purchase price for any units tendered from our existing cash balances or borrowings under our line of credit. See “The Offer — Section 9. Source of Funds.”

•	Conditions to the Offer. There are a number of conditions to our offer, including the absence of competing tender offers, that there be no material change with respect to our financial condition and the absence of certain changes in the financial markets. See “The Offer — Section 11. Conditions to the Offer.”

•	Remaining as a Limited Partner. If you do not tender all of your units, you will remain a limited partner in your partnership. Consummation of the offer will not affect the operations, business or financial position of your partnership. However, it is expected that, after this offer, the partnership will terminate registration under the Exchange Act and will cease to file periodic reports with the SEC. As a result, it may become more difficult for you to obtain information about the partnership, its results of operations and financial condition. See “Special Factors — Effects of the Offer.”

•	No Subsequent Offering Period. We do not currently intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See “The Offer — Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period.”

•	Additional Information. For assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this Offer to Purchase.

SPECIAL FACTORS

In reviewing this offer and before deciding whether or not to tender any of your units, you should consider carefully the information discussed in this Special Factors section of this Offer to Purchase.

Purpose, Alternatives and Reasons for the Offer

Purpose.  We are in the business of acquiring direct and indirect interests in apartment properties such as the property indirectly owned by your partnership. Our purpose in undertaking the offer at this time is to increase our ownership interest in your partnership.

Alternatives.  Before deciding to proceed with this offer, the Aimco Entities considered alternative transactions that would result in the Aimco Operating Partnership acquiring an increased ownership in the partnership. The following is a brief discussion of the alternatives the Aimco Entities considered:

Merger.  The Aimco Entities considered a merger of the partnership with a wholly owned subsidiary of the Aimco Operating Partnership in which unaffiliated limited partners would receive a cash payment, but rejected this alternative because:

•	the merger would not allow individual limited partners to decide whether or not they wanted to participate; and

•	the merger would not be on an arms-length basis and would therefore create a risk that the managing general partner would be subject to claims by limited partners that it had breached its fiduciary duties to the limited partners by authorizing a merger on terms that were not fair to limited partners.

Exchange Offer.  The Aimco Entities considered an offer to exchange units in your partnership for units of limited partnership interest in the Aimco Operating Partnership, but rejected this alternative because:

•	an exchange offer would be more expensive and take longer than a cash offer; and

•	our historical experience has been that when we have offered limited partners of other partnerships an opportunity to receive cash or units of limited partnership interest in the Aimco Operating Partnership, the limited partners who tendered usually preferred the cash option.

Reasons.  We have decided to make the offer at this time because we think interests in the partnership will be a good investment. We believe that the pending redevelopment of Springhill Lake Apartments is likely to result in improvements in operating income and an increase in value of the property, and we would like to increase our proportionate benefit from those improvements.

The offer is being made in compliance with the filing, dissemination and disclosure requirements of Rule 13e-3 under the Exchange Act. Rule 13e-3 under the Exchange Act requires the filing of a transaction statement with the SEC in connection with an offer that has a purpose or reasonable likelihood of causing securities registered under the Exchange Act to be held of record by fewer than 300 persons. If there are fewer than 300 holders of record of any class of registered securities, SEC rules permit the termination of registration and, accordingly, the cessation of the obligation to file periodic reports with the SEC under the Exchange Act. Rule 13e-3 is intended to provide investors with additional information in connection with a transaction that might result in a termination of such registration. On May 16, 2000, we commenced an offer to purchase any and all limited partnership units in your partnership. At the time of the commencement of the offer, there were more than 300 unitholders. In the May 2000 offer to purchase, we indicated that if the number of units tendered in response to the offer would otherwise result in there being fewer than 320 unitholders, we would prorate our purchases and acquire only 99% of the units tendered by each person. On this basis, we did not file a Rule 13e-3 transaction statement with the SEC for that offer. However, when the offer was completed, we inadvertently failed to implement the 99% proration, which resulted in there being less than 300 holders of limited partnership units. As a result of our failure to implement the 99% proration, our May 2000 offer violated Rule 13e-3. Upon subsequently becoming aware of the mistake, we determined that the partnership should not terminate its registration under the Exchange Act, and would continue to file periodic reports with the SEC until such time, if any, as another transaction was effected that complied with the requirements of Rule 13e-3. In connection with this offer, we have filed a Rule 13e-3 transaction statement with the SEC.

Effects of the Offer

Expected Benefits of the Offer to Unaffiliated Limited Partners.  The Aimco Entities believe that the offer has the following principal advantages to the unaffiliated limited partners:

Liquidity.  There is no established trading market for the limited partnership units, and the offer provides liquidity for tendering limited partners.

Option to Retain Units.  The offer allows each limited partner the opportunity to tender any or all of his or her units, or to retain all of their units. Limited Partners who retain their units will participate in future distributions from the partnership, which are expected to increase as a result of the pending redevelopment, as well as future increases in property value.

Elimination of Costs Associated with SEC Filing Requirements.  The partnership will terminate registration after this offer is completed, and will cease filing periodic reports with the SEC. As a result, the partnership will no longer incur costs associated with preparing, auditing and filing these reports. We estimate these expenses to be approximately $23,000 per year. This represents approximately 3.52% of the partnership’s general and administrative expenses and 0.07% of the partnership’s total expenses (based on 2006 expenses of approximately $654,000 and $34,483,000, respectively).

Expected Benefits of the Offer to the Partnership.  The Aimco Entities believe that the offer has the following principal advantages to your partnership:

Elimination of Costs Associated with SEC Filing Requirements.  The partnership will terminate registration after this offer is completed, and will cease filing periodic reports with the SEC. As a result, the partnership will no longer incur costs associated with preparing, auditing and filing these reports. We estimate these expenses to be approximately $23,000 per year. This represents approximately 3.52% of the partnership’s general and administrative expenses and 0.07% of the partnership’s total expenses (based on 2006 expenses of approximately $654,000 and $34,483,000, respectively).

Expected Benefits of the Offer to the Aimco Entities.  The Aimco Entities believe that the offer has the following principal advantages to the Aimco Entities (excluding your partnership):

Increased Interest in Your Partnership’s Net Income.  If we acquire all of the units that we are seeking in the offer, our interest in your partnership’s net income (which was a net loss of $974,000 for the three months ended March 31, 2007) and net book value (($67,673,000) as of March 31, 2007) will increase to 100%. Aimco, through its wholly owned subsidiaries, Aimco-GP and AIMCO-LP, Inc., holds approximately a 91% interest in the Aimco Operating Partnership as of March 31, 2007. As a result, the Aimco Operating Partnership will receive a greater proportionate benefit from any future increase in property income, as well as appreciation of the property, after consummation of the offer.

Increased Participation in Future Distributions.  If we acquire units in the offer, we will increase our proportionate participation in any subsequent distributions to limited partners.

Expected Detriments of the Offer to Unaffiliated Limited Partners.  The Aimco Entities believe that the offer has the following principal detriments to the unaffiliated limited partners:

No Separate Representation of Limited Partners.  The managing general partner is our subsidiary. In structuring the offer and the consideration, no one separately represented the interests of the limited partners and the offer price was determined without an arms-length negotiation. Although the managing general partner has a fiduciary duty to the limited partners, it also has responsibilities to the Aimco Operating Partnership, its sole member, that could conflict with the interests of the limited partners. The managing general partner did not appoint, nor did we ask it to appoint, a party to represent only the interests of the limited partners. Our offer price could be higher if it were subject to independent negotiations.

Adverse Effect on Marketability.  If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. A reduction in the number of securityholders might result in a reduction in the liquidity and volume of activity in the trading market for the partnership units.

Termination of SEC Registration.  The units are currently registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC’s proxy rules. Upon consummation of this offer, your partnership will terminate the registration of its limited partnership units under Section 12(g) of the Exchange Act. Upon such termination of registration, your partnership will no longer file reports with the SEC, such as annual reports on Form 10-K containing annual audited financial statements and quarterly reports on Form 10-Q containing unaudited quarterly financial statements. Additionally, your partnership will not be required to provide current reports on Form 8-K describing certain material events. In addition, it will no longer be subject to certain provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act. As a result, you regularly will have access only to the limited information that your partnership’s agreement of limited partnership requires your managing general partner (which is our subsidiary) to provide to unitholders each year, which consists primarily of tax information. In particular, you will continue to receive a Schedule K-1 as well as audited financial statements with respect to your partnership each year. A Schedule K-1 is an information statement that contains tax information for the fiscal year of your partnership, such as your allocation of income, deductions, credits, gains and losses of your partnership for federal income tax purposes. In comparison, the periodic reports filed by your partnership under the Exchange Act contain your partnership’s annual and quarterly financial statements prepared in accordance with generally accepted accounting principles. These periodic reports filed under the Exchange Act also include information regarding your partnership’s business and property and a discussion regarding your partnership’s financial condition and results of operations. The lack of filing periodic reports could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units.

Reduce Participation in Future Distributions.  For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership. Our offer price does not ascribe any value to potential future improvements in the fair market value or operating performance of your partnership’s property that may result from the proposed redevelopment of Springhill Lake Apartments.

Taxable Gain to Limited Partners.  For U.S. federal income tax purposes, your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership that you transfer to us. The “amount realized” with respect to a unit of limited partnership interest that you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit. Depending on your basis in the units and your tax position, your tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your adjusted tax basis in the units you transfer to us, whether you dispose of all of your units and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. We may also be required by federal, state or local tax laws to withhold a portion of our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your tax advisor to determine the tax consequences of the offer to you.

Expected Detriments of the Offer to the Partnership.  The Aimco Entities believe that the offer has the following principal detriments to your partnership:

No Separate Representation of Limited Partners.  The managing general partner is our subsidiary. In structuring the offer and the consideration, no one separately represented the interests of the limited partners and the offer price was determined without an arms-length negotiation. Although the managing general partner has a fiduciary duty to the limited partners, it also has responsibilities to the Aimco Operating Partnership, its sole member, that could conflict with the interests of the limited partners. The managing general partner did not appoint, nor did we ask it to appoint, a party to represent only the interests of the limited partners. The offer price could be higher if it were subject to independent negotiations.

Expected Detriments of the Offer to the Aimco Entities.  The Aimco Entities believe that the offer has the following principal detriments to the Aimco Entities (excluding your partnership):

Increased Participation in Any Future Losses.  If we acquire all of the units that we are seeking in the offer, as the sole limited partner of the partnership, the Aimco Operating Partnership will bear the burden of all future losses and decreases in value of Springhill Lake Apartments.

Increased Burden of Property Management Fees.  If we acquire all of the units that we are seeking in the offer, an affiliate of the Aimco Operating Partnership will continue to receive a property management fee on Springhill Lake Apartments, but such fee will be borne completely by the Aimco Operating Partnership and will no longer be shared with the limited partners.

Accounting Treatment.  Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the financial statements of your partnership as a result of the offer.

Material Federal Income Tax Matters

The following summary is a discussion of the material United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all as of the date of this Offer to Purchase, all of which are subject to change or alternative construction, possibly with retroactive effect. Any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents, including its certificate of limited partnership and agreement of limited partnership. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units are held by the limited partners for investment purposes (commonly referred to as “capital assets”), and are not held by partners for sale to customers as dealer property under the Code. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Offer to Purchase. Further, no opinion of counsel has been obtained with regard to the offer.

You should consult your tax advisor regarding the United States federal, state, local and foreign tax consequences of selling the interests in your partnership represented by your units pursuant to our offer or of a decision not to sell in light of your specific tax situation.

Tax Consequences to Limited Partners Tendering Units for Cash.  The sale of a unit of limited partnership interest pursuant to this offer will be a taxable transaction for United States federal income tax purposes. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference, if any, between (i) your “amount realized” on the sale and (ii) your adjusted tax basis in the unit sold. The “amount realized” with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

Adjusted Tax Basis.  If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit, and may result in a tax liability to you that exceeds the cash received upon such sale.

Character of Gain or Loss Recognized Pursuant to the Offer.  Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of “unrealized receivables” of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, “unrealized receivables” include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

Passive Activity Losses.  The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally may not use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are “suspended” and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor’s interest in such activity. Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available “suspended” passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

Release and Assignment of Claims.  If you tender units in this offer, a portion of the price paid to you may be deemed a payment for your release and assignment of claims. The proper treatment for federal income tax purposes of your receipt of any deemed payments for your release and assignment of claims is uncertain. No opinion or assurance can be given that the IRS will not challenge the treatment of any deemed payments for your release and assignment of claims as additional consideration for the units, and assert that such amount should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, any deemed payments for your release and assignment of claims.

Information Reporting, Backup Withholding and FIRPTA.  If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. The paying agent may also be required to report the transaction to the IRS. To prevent the possible application of United States federal back-up withholding tax (currently, 28%) with respect to the payment of the offer consideration, you are generally required to provide us a completed Substitute IRS Form W-9, included with the letter of transmittal. Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

Gain realized by a foreign person on the sale of a unit pursuant to the offer will be fully subject to United States federal income tax under the Foreign Investment in Real Property Tax Act of 1980. In addition, if we acquire an interest held by a foreign person, we will be required to deduct and withhold 10% of the amount realized by such foreign person on the disposition. Amounts withheld would be creditable against a foreign person’s United States federal income tax liability and, if in excess thereof, a refund could be claimed from the IRS by filing a United States income tax return.

State and Local Withholding.  If you tender any units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

Tax Consequences to the Managing General Partner of Your Partnership and its Affiliates, including the Aimco Operating Partnership. The sale of your units pursuant to this offer will not be a taxable transaction for the managing general partner of your partnership or its affiliates, including the Aimco Operating Partnership Consequently, the managing general partner of your partnership and its affiliates will not recognize gain or loss in connection with this offer.

Valuation of Units

Determination of Offer Price.  Our offer price is based on our estimate of the proceeds that would be available for distribution to limited partners in the event of a liquidation of your partnership’s property. We determined our offer price by estimating the net equity value of your partnership based on our valuation of your partnership’s property using the direct capitalization method. Although this method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. The direct capitalization method involves applying a capitalization rate to property income. A capitalization rate is a percentage commonly applied to property income by purchasers of real estate to determine the present value of income-producing property. The lower the capitalization rate, the higher the value produced, and the higher the capitalization rate, the lower the value produced. We selected the current market capitalization rate for the property based on a variety of factors including sale prices for comparable assets, the location and condition of the property and recent changes in the property’s income and occupancy rate. We then adjusted the capitalization rate based on whether the interest rate on the mortgage debt encumbering the property was above or below prevailing market rates. Generally, the capitalization rate would be increased if the interest rate on the mortgage debt was at above market rates and based on the amount of any prepayment penalty. Based on market information that we were able to obtain, we believe the current average capitalization rate for the market in which the property is located is 5.1%. In determining our offer price, we used a capitalization rate of 5.5%. The primary factor that led to our use of a higher capitalization rate for your partnership’s property is the need for significant renovations due to the age of the property. This is compounded by the fact that the average rental and occupancy rates are slightly below market. We consider the mortgage interest rate on the property’s debt to be consistent with current market rates, so we did not further adjust the capitalization rate. All of these factors are subjective in nature to some degree, and others evaluating the same property might use a different capitalization rate and derive a different property value.

Property income is the difference between the revenues from the property and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, charges to reserves, write-offs of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurring items. In this respect, property income differs from net income disclosed in the partnership’s financial statements, which does not exclude these income sources and deductions.

We determined our offer price as follows:

•	First, we estimated the gross value of your partnership’s property using the direct capitalization method. We estimated 2007 property income for your partnership’s property to be $15,600,000 based on projections made in connection with the preparation of the property’s operating budget for fiscal year 2007. We estimated 2007 property income of $15,600,000 by reviewing actual 2006 fiscal year results for fiscal year

2006 and adjusting those 2006 results to account for projections of fiscal year 2007 activity. In arriving at our estimate, we increased fiscal year 2006 effective gross income of approximately $34,257,000 by approximately 7% to account for a projected increase in rental rates as well projected decreases in concessions and vacancy. We increased fiscal year 2006 total controllable operating expenses of approximately $14,949,000 by approximately 5% to account for a projected increase in utility costs, partially offset by a decrease in costs associated with tenant turnover due to the planned redevelopment and the vacant units that will ensue. We increased fiscal year 2006 total taxes and insurance expense of approximately $3,751,000 by an estimate of approximately 11% to account for a projected increase in the assessed value of the property by the local taxing authority. We increased the fiscal year 2006 total management, accounting and other fees of approximately $1,030,000 by approximately 7% to account for a projected increase in property management fees consistent with the increase in effective gross income. The overall result of these adjustments is that the projected property income increased from approximately $14,500,000 for the fiscal year 2006 to approximately $15,600,000 for the fiscal year 2007. We then deducted from property income a capital replacement reserve of $750 per apartment unit (approximately $2,157,750) to arrive at net property income of $13,442,250. We then divided net property income by the capitalization rate of 5.5% to derive an estimated gross property value of $244,404,545, which we rounded up to $245,000,000.

•	Second, we calculated the net equity value of your partnership by adding to the estimated gross property value the value of the non-real estate assets of your partnership and deducting its liabilities, including mortgage debt, debt owed by your partnership to the managing general partner or its affiliates, accounts payable and accrued expenses and certain other costs, including a contingency reserve that would be set aside for any expenses attributable to the property that are payable subsequent to the sale of the property.

•	Finally, we allocated 70.62% of this net equity value to limited partners, which is the percentage of net proceeds that would be distributed to limited partners in the event of a liquidation of your partnership under the partnership agreement, and divided this by the number of outstanding limited partnership units to determine a net equity value per unit.

The net equity value per unit determined in this manner, as of March 31, 2007, as indicated below, results in an estimated net equity value per unit of $121,140.00. However, we have determined to maintain our initial offer price of $121,912.00 per unit:

Estimated gross valuation of partnership property	$245,000,000
Plus: Cash and cash equivalents	49,275
Plus: Other partnership assets	3,328,248
Less: Mortgage debt, including accrued interest	(113,500,000)
Less: Loans from the managing general partner and/or affiliates	(365,171)
Less: Accounts payable and accrued expenses	(1,512,274)
Less: Other liabilities	(1,511,242)
Less: Distributions to lower tier limited partner	(15,263,966)
Less: Contingency reserve	(4,900,000)

Net equity value of your partnership	$111,324,870
Percentage of net equity value allocated to holders of Units	70.62%

Net equity value of units	$78,619,653
Total number of units	649.00

Net equity value per unit	$121,140

Comparison of Offer Price to Alternative Consideration.  To assist holders of units in evaluating the offer, your managing general partner, which is our subsidiary, has compared the offer price against: (a) other cash tender offer prices and private purchase prices since January 1, 2004 that the managing general partner has knowledge of, and (b) prices at which the units have been sold on the secondary market that the managing general partner has knowledge of. The results of this comparison are summarized in the chart below:

Comparison Table	Per Unit

Cash offer price	$121,912
Alternatives
Highest cash tender offer or private purchase price	$97,000	(1)
Highest price on secondary market	$85,000	(2)

(1)	Highest prior tender offer or private purchase since January 1, 2004.

(2)	Highest sale price on the secondary market since January 1, 2004, as reported by Direct Investment Spectrum and American Partnership Board.

Prior Tender Offers and Private Purchases.  We have not conducted any prior tender offers for units in your partnership in the past three years. From time to time, we become aware of tender offers by unaffiliated third parties to acquire units in your partnership in exchange for cash. Although we are not always informed when such third party offers commence or have occurred, your managing general partner is aware of the following third party offers in the past three years: (1) on January 22, 2007, MPF-NY 2006, LLC, MPF Badger Acquisition Co., LLC, MPF DeWaay Fund 3, LLC, MPF DeWaay Premier Fund 3, LLC, MP Value Fund 7, LLC, MP Income Fund 16, LLC, MPF Senior Note Program I, LP, MPF Income Fund 22, LLC, MPF DeWaay Fund 5, LLC, Sutter Opportunity Fund 4, LLC, and MacKenzie Patterson Fuller, LP initiated an offer to purchase units in your partnership at a price of $70,000 per unit; and (2) on September 6, 2005, MP Falcon Growth Fund 2, LLC, MPF DeWaay Fund 4, LLC, MPF Income Fund 22, LLC, Sutter Opportunity Fund 3, LLC, Sutter Opportunity Fund 3 Tax Exempt, LLC, MPF-NY, 2005, LLC, MPF DeWaay Fund 3, LLC, MPF Income Fund 23, LLC and MacKenzie Patterson Fuller, Inc. initiated an offer to purchase units in your partnership at a price of $45,000 per unit.

On April 27, 2004, we purchased one unit in your limited partnership for a purchase price of $92,000, and on June 9, 2006, we purchased one unit in your limited partnership for a purchase price of $97,000. We have not purchased any other units in your partnership in the past three years.

Prices on Secondary Market.  Secondary market sales information is not a reliable measure of value because of the limited number of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means that may be available to a limited partner to sell his or her units because the units are not listed or traded on any securities exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in “pink sheets.” Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

Set forth below are the high and low secondary sales prices of units during the year ended December 31, 2006, as reported by Direct Investments Spectrum (formerly known as The Partnership Spectrum), which is an independent, third-party source. The gross sales prices reported by Direct Investments Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which often are reduced by commissions and other secondary market transaction costs. We do not know whether the information compiled by Direct Investments Spectrum is accurate or complete.

Sales Prices of Partnership Units, as Reported by Direct Investments Spectrum

	High	Low

Year Ended December 31, 2006:	$85,000	$65,300

No high and low sales prices of units during the years ended December 31, 2005 and 2004 and the three months ended March 31, 2007 were reported by Direct Investments Spectrum. The American Partnership Board, which is the only other independent, third-party source from which we currently have information regarding secondary sales, did not report any sales prices during the three years ended December 31, 2006 and the five months ended May 31, 2007. Other sources may contain prices for the units that equal or exceed the sales prices reported by Direct Investments Spectrum and The American Partnership Board.

Summary of 2004 Independent Appraisal

Set forth below is a summary of the independent appraisal of Springhill Lake Apartments conducted in April 2004 by Integra Realty Resources — Washington, DC (“IRR”), a third-party, independent appraiser. The summary below includes a description of the procedures followed by IRR, its findings and recommendations, bases for and methods of arriving at such findings and recommendations, instructions received from us or our affiliates, and the conclusions reached by IRR in appraising the value of Springhill Lake Apartments. Neither we nor any of our affiliates imposed any limitations on IRR. IRR concluded that the market value of the leased fee simple estate of Springhill Lake Apartments, as of April 20, 2004, was $208,500,000.

Selection and Qualifications of Independent Appraiser.  In connection with the refinancing of the mortgage indebtedness encumbering Springhill Lake Apartments in 2004, the lender selected IRR to perform a complete appraisal of the market value of the leased fee simple estate of Springhill Lake Apartments. IRR is a property valuation and counseling firm with 51 offices in 30 states and over 140 professionals who hold the Appraisal Institute’s MAI designation.

We paid IRR a fee of $15,000 for the appraisal and $1,500 in connection with IRR’s review and consent in connection with this offer. Other than the foregoing, during the prior two years, no material relationship has existed between IRR and your partnership or any of its affiliates, including the Aimco Entities.

IRR performed a complete appraisal of Springhill Lake Apartments. IRR represented in its report that it was prepared in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice, the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and the appraisal regulations issued in connection with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended. The managing general partner caused IRR to be furnished with all of the necessary information requested by IRR in connection with the appraisal. The information furnished to IRR was true, correct and complete in all material respects.

In preparing its valuation of Springhill Lake Apartments, IRR’s analysis included, without limitation:

•	a physical inspection of the property and the surrounding market area;

•	gathering, and confirming with various sources, factual information about the property and the surrounding market;

•	a highest and best use analysis as though vacant and improved;

•	an analysis of market information and indications of value for the property under all applicable approaches;

•	a review of the rent roll dated April 5, 2004 in effect at the property, a unit status report dated April 19, 2004 and historical income and expense statements;

•	a reconciliation of all indications of value into a conclusion of value as of the effective date of the appraisal;

•	economic analysis of Prince George’s County and Washington-Baltimore Consolidated Metropolitan Statistical Area, including population, employment and income analysis;

•	market area and neighborhood analysis, including analysis of access and linkages, factors generating real estate demand, surrounding retail and public services, neighborhood land uses, demographics, development activity and trends, and market outlook and conclusions;

•	apartment market outlook analysis, including supply and demand indicators such as inventory levels, absorption, vacancy and rental rates, new and proposed construction, peer group analysis;

•	property analysis, including physical features of the property, access, zoning, legal and regulatory constraints on the property, utilities, improvements, unit mix and floor plans and, mechanical systems; and

•	real estate tax analysis using assessed values by the state tax assessor.

Summary of Valuation Approaches and Methodologies Employed.  The following summary describes the material approaches and analyses employed by IRR in valuing Springhill Lake Apartments. IRR utilized the sales comparison and income capitalization approaches in valuing the property.

The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. The following steps are taken to apply the sales comparison approach: (i) recent sales of comparable improved properties in surrounding or competing areas are identified; (ii) sales most comparable to the subject property are selected and pertinent data relating to the comparable properties is gathered; (iii) the sales are compared to the subject property using various elements of comparison that are then used to indicate a value for the subject property; (iv) for each comparable property, adjustments are made to the sales prices for differences from the subject property to arrive at an adjusted sales price; and (v) the adjusted prices of all of the comparable properties are reconciled into a value indication for the subject property. Obtaining data with a high degree of comparability is most important for this method. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources, and is less reliable in an inactive market or when estimating the value of properties for which no real comparable sales data are available. The reliability of this method is dependent upon the availability of comparable sales data, the verification of such sales data, the degree of comparability, the extent of adjustment necessary for differences and the absence of non-typical conditions affecting the sales prices.

The income capitalization approach reflects the market perception of a relationship between a property’s potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties. The purpose of the income capitalization approach is to value a property by analyzing the anticipated future income and expenses of the property over an anticipated investment (or holding) period. Under this approach, the value of a property is estimated by deducting an appropriate vacancy and collection allowance rate and all applicable expenses from the property’s anticipated gross annual income to arrive at a projected net operating income, which is then capitalized at an interest rate (the capitalization rate) commensurate with the risk inherent in the ownership of the property. The reliability of this approach is dependent on the reliability of the net income estimate and the capitalization rate. There are two primary income capitalization methods: (1) direct capitalization analysis, which converts a single year’s net operating income into an indication of value by dividing the net operating income by an appropriate capitalization rate and (2) discounted cash flow analysis, which estimates the value of a property by discounting to present value the forecasted net income of the property over the course of an anticipated investment period and the estimated proceeds from a hypothetical sale of such property at the end of such investment period. IRR utilized only the direct capitalization method.

A third approach, the cost approach, was not used by IRR because the property was beyond the age at which market participants typically use the cost approach to price and value assets.

Valuation Under Sales Comparison Approach.  To apply the sales comparison approach, IRR surveyed sales activity throughout the suburban Maryland area to identify recent sales of properties that were similar to Springhill Lake Apartments in physical and economic characteristics. Out of all data reviewed, IRR selected five comparable properties — four multifamily apartment complexes with similar characteristics that were sold between October 2002 and February 2004, and one sale that was pending as of the date of the appraisal. The unit of comparison used was the sales price per unit, and all the comparable sales were analyzed on this basis. Although all of the comparables were of similar construction and were generally similar to Springhill Lake Apartments with respect to age, condition and amenities, IRR made adjustments to the sales price per unit of each comparable property to reflect differences in time/market conditions, location, age, unit size/mix and community size. Based on the available data, IRR concluded a value range of $64,475 to $85,771 per unit before adjustments. After adjustments, the sales prices per unit ranged from $67,224 to $73,814, with an average adjusted sales price of $70,745 per unit. With 2,899 units at $71,000 per unit, IRR determined the market value of Springhill Lake Apartments to be $205,829,000, subtracted the present value of a below-market commercial lease on the property ($270,000) to arrive at a value indication of $205,559,470 and, finally, rounded to a value conclusion of $206,000,000 using the sales comparison approach. IRR assumed a marketing and exposure period of six months.

Valuation Under Income Capitalization Approach.  Under the income capitalization approach, IRR performed a direct capitalization analysis to derive a value for Springhill Lake Apartments, which involved estimating, for the twelve-month period following the effective date of the appraisal (April 2004 — March 2005): (i) potential gross income; (ii) vacancy and credit loss; (iii) operating expenses; and (iv) net operating income.

To estimate potential gross income, IRR reviewed the property’s leases to establish contract rent from leased space and analyzed market rent to apply to the property’s vacant space. Upon a review of leases in place (including 153 vacant units at market rent), IRR estimated contract rents in place for occupied units to be $34,058,856 per year. To establish market rent, IRR reviewed the current asking and actual rental rates for the property and compared them with rents at competitive properties. Based on such review, IRR estimated market rent at $35,949,720 per year. IRR then averaged contract rents in place for occupied units and market rent for vacant units and arrived at an estimated potential gross rent of $35,000,000 per year. IRR then deducted estimated stabilized vacancy and collection loss of -7% (based on 5% vacancy and 2% credit loss) from potential gross rent to arrive at effective gross income. Other income from property such as laundry facilities, vending machines, storage space rentals, tenant fees and other miscellaneous sources, as well as income from a commercial lease, were added to effective gross income to arrive at a total effective gross income of $34,170,128 per year. IRR then estimated operating expenses by performing a pro forma analysis using historical operating statements from 2001 to 2003, and estimated total expenses for the property to be $17,989,580 per year. Deducting the projected operating expenses of $17,989,580 from projected effective gross income of $34,170,128, IRR estimated net operating income to be $16,180,548 per year.

IRR then derived an overall capitalization rate of 7.75% using three methods: (i) comparable sales; (ii) investor surveys; and (iii) band of investment. Analysis of eight comparable sales resulted in an average capitalization rate of 7.68%. Survey of brokers active in apartment acquisitions in the suburban Washington, DC area resulted in a capitalization rate in the range of 7% to 7.5%. The band of investment method resulted in a capitalization rate of 7.65%. The band of investment method derives a capitalization rate from the weighted average of the mortgage and equity demands on net income generated from the property. This involves an estimate of typical financing terms based on a survey of lenders active in the property type as well as an estimated rate of return on equity capital sufficient to attract investors. Applying an overall capitalization rate of 7.75% to net operating income of $16,180,548, and deducting the present value of a below-market commercial lease on the property, IRR arrived at a value indication of $208,500,000 (rounded) for Springhill Lake Apartments under the income capitalization approach.

Reconciliation of Values and Conclusions of Appraisal.  The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. IRR concluded a market value of $206,000,000 under the sales comparison approach and a market value of $208,500,000 under the income capitalization approach. IRR placed primary emphasis on the income capitalization approach in reaching its final value conclusion because Springhill Lake Apartment is an income-producing property, and because the reliability of this approach was enhanced by the large quantity of market data that was available to develop estimates of rental rates, operating expenses and capitalization rates. After reconciling the various factors, IRR determined a final estimate of market value of $208,500,000 for Springhill Lake Apartments as of April 20, 2004 in its appraisal report dated May 6, 2004.

Assumptions, Limitations and Qualifications of IRR’s Valuation.  In preparing the appraisal, IRR relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the partnership. Except as set forth herein, neither we, any of our affiliates nor the partnership imposed any conditions or limitations on the scope of IRR’s investigation or the methods and procedures to be followed in preparing the appraisal. IRR’s appraisal report and opinion of value were made subject to the assumptions and limiting conditions contained in the report.

Availability of Appraisal Report.  You may obtain a full copy of IRR’s appraisal upon request, without charge, by contacting the Information Agent at one of the addresses or the telephone number on the back cover of this Offer to Purchase. Copies of the appraisal for the property are also available for inspection and copying at the principal executive offices of the partnership during regular business hours by any interested unitholder or his or her designated representative at his or her cost. In addition, a copy of the appraisal has been filed with the SEC as an exhibit to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO and is available on the SEC’s site on the World Wide Web at http://www.sec.gov.

Fairness of the Offer

Factors in Favor of Fairness Determination.  The Aimco Entities (including the managing general partner on behalf of your partnership) believe the offer price and the structure of the transaction are fair to the unaffiliated limited partners. In support of such determination, the Aimco Entities considered the following factors and information:

•	the offer price is based on the Aimco Entities’ estimate of the net equity value of the units ($121,912);

•	each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold his or her units;

•	there is no established trading market for the limited partnership units, and the offer provides immediate liquidity for tendering limited partners;

•	the offer price does not take into account any transaction costs that would ordinarily be incurred in connection with a sale of the property;

•	the offer price exceeds the most recent price at which the units sold in the secondary market ($85,000 through January 31, 2007);

•	the offer price exceeds the most recent price at which an unaffiliated third-party initiated an unsolicited tender offer for units ($70,000 as of January 22, 2007);

•	the offer price exceeds the $97,000 per unit purchase price paid by the Aimco Operating Partnership in a negotiated purchase of one unit on June 9, 2006;

•	the offer price exceeds the net book value per unit of ($99,000) at March 31, 2007;

•	the offer price is based on our estimate of gross property value for your partnership’s property ($245,000,000), which is higher than the gross property value determined by IRR in its 2004 appraisal ($208,500,000);

•	the offer price does not reflect any discount for minority interests; and

•	the partnership has not received any firm offers from third parties to purchase the Springhill Lake Apartments, or for any other extraordinary transaction, during the past two years with which to compare the offer.

Factors Not in Favor of Fairness Determination.  In addition to the foregoing factors, the Aimco Entities considered the following countervailing factors:

•	the offer price does not ascribe any value to potential future improvements in the fair market value or operating performance of your partnership’s property, including any prospective increase in value or property income that may result from the proposed redevelopment of Springhill Lake Apartments; our offer price might be higher if it took into account any potential improvements in fair market value or property income;

•	an unaffiliated representative was not retained to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the offer on an independent, arms-length basis, which might have resulted in a higher offer price;

•	the managing general partner has substantial conflicts of interest with respect to our offer resulting from the fiduciary duties it owes to the Aimco Operating Partnership to avoid paying an excessive price for the limited partnership units, and the fiduciary duties it owes to the limited partners of the partnership, who have an interest in receiving the highest price possible for tendered units;

•	the terms of the offer were not approved by any independent directors; and

•	the offer does not require the approval or consent of any unaffiliated limited partners.

The Aimco Entities are of the opinion that the internal valuation of your partnership’s property, based on the direct capitalization method and a gross income multiplier analysis, is a reasonable approximation of the going concern and liquidation values for the property. Aimco OP determined its offer price based on its estimate of the proceeds that would be available for distribution to limited partners in the event of a liquidation of the Partnership’s property, as further described in the section “Determination of Offer Price — Valuation of Units,” and quantified the net equity value of units, in the event of liquidation, to be $78,619,653.00. The Aimco Entities did not consider going concern value separately from liquidation value because they do not believe that there is a distinction between going concern value and liquidation value for an interest in a limited partnership in which the only asset is an apartment property such as Springhill Lake Apartments. In calculating the offer price, a net equity value per unit was estimated based on the gross property value of Springhill Lake Apartments. For income-producing properties such as your partnership’s property, the sale price in the event of liquidation is expected to be equal to the going concern value of the property, which is based on its operating income. In some markets, where there is a great demand for apartments to be converted into condominiums, it is possible that sale prices for apartment properties may be higher than their operating income would justify. In these situations, the liquidation value may exceed the going concern value. Your partnership’s property is not in a market where the demand for condominium conversions has resulted in this effect. Accordingly, the managing general partner did not consider the two values separately.

Procedural Fairness.  Each of the Aimco Entities has interests in the offer or has relationships that present conflicts of interest in connection with the offer and considered these conflicts of interest along with the other factors enumerated above in making its fairness determination. See “Special Factors — Conflicts of Interest and Transactions with Affiliates.” In light of these conflicts of interest with respect to the offer, the Aimco Entities took into account the absence of the following procedural safeguards: (1) an unaffiliated representative to act solely on behalf of your partnership or the unaffiliated limited partners in negotiating the terms of this offer; (2) the approval of the offer by a majority of independent directors; and (3) the approval of the offer by a majority of the limited partners unaffiliated with the Aimco Entities. The Aimco Operating Partnership is a partnership managed by a managing general partner rather than a board of directors. The managing general partner is a corporation, the board of which is comprised entirely of affiliates of the Aimco Entities. As a result, there were no unaffiliated parties available to act as, or to hire, an unaffiliated representative of the unaffiliated limited partners. Furthermore, each limited partner has an opportunity to make an individual decision whether or not to tender, and there is no coercive aspect to the offer. For some limited partners, liquidity may be very important, and the recognition of taxable income may not be a concern. For other limited partners, immediate liquidity may not be as desirable as deferring the recognition of taxable income.

The Aimco Entities do not believe any of the procedural safeguards were necessary with respect to determining that the offer price is fair because our offer price was determined in accordance with customary valuation methods and taking into consideration unaffiliated secondary market offer price data and the 2004 independent appraisal prepared by IRR. Despite the absence of these procedural safeguards, the Aimco Entities are of the opinion that the offer price is fair to the limited partners because:

•	An appraisal of your partnership was obtained from IRR, an independent third-party appraiser. Our offer price is based on our internal valuation of gross property value of your partnership’s property ($245,000,000), which is higher than the gross value determined by IRR in its 2004 appraisal ($208,500,000);

•	Our offer price is greater than the most recent price at which the units sold in the secondary market and the price at which an unaffiliated third-party initiated an unsolicited tender offer for units; and

•	This Offer to Purchase includes all information material to a limited partner’s decision whether or not to accept our offer.

Your managing general partner is our subsidiary. We and your managing general partner are subsidiaries of Aimco. As a result, your managing general partner has a conflict of interest and makes no recommendation as to whether or not you should tender or refrain from tendering your units in this offer. While the managing general partner believes that the terms of our offer are fair, the managing general partner also believes that you must make your own decision whether or not to participate in this offer. The managing general partner is unable to make a recommendation because each limited partner’s circumstances may differ from those of other limited partners. These circumstances, which would impact the desirability of tendering units in the offer, include your financial position, your need or desire for liquidity, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. You are encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer.

None of the Aimco Entities (or any of their affiliates) have any plans or arrangements to tender any units. The managing general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving your partnership; a purchase or sale or transfer of a material amount of your partnership’s assets; or any changes in your partnership’s present capitalization, indebtedness or distribution policies. The sale of your units pursuant to this offer will not be a taxable transaction to any of the Aimco Entities. Consequently, the Aimco Entities will not recognize gain or loss in connection with this offer. For information relating to certain relationships between your partnership and its managing general partner, on one hand, and Aimco and its affiliates, on the other, and conflicts of interests with respect to the tender offer, see “Special Factors — Conflicts of Interest and Transactions with Affiliates.”

Your partnership did not receive any report, opinion or appraisal with respect to the fairness of this offer or the offer price being offered to limited partners. However, the partnership did receive the appraisal prepared by IRR in 2004, as described above.

Conflicts of Interest and Transactions with Affiliates

Conflicts of Interest with Respect to the Offer.  The managing general partner of your partnership is a subsidiary of Aimco. As a result, the managing general partner has substantial conflicts of interest with respect to the offer. We desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that exist in connection with the managing general partner’s management of your partnership. Your managing general partner has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, which indicates that it is remaining neutral and making no recommendation as to whether limited partners should tender their units in the offer. YOU ARE URGED TO READ THIS OFFER TO PURCHASE AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

Conflicts of Interest That Currently Exist for Your Partnership.  Conflicts of interest exist between the managing general partner of your partnership and its affiliates (including the other Aimco Entities), on the one hand, and you and the other limited partners of the partnership, on the other. The directors and officers of your managing general partner have fiduciary duties to manage the managing general partner in a manner beneficial to the Aimco Operating Partnership, as its sole member. At the same time, the managing general partner of your partnership has fiduciary duties to manage your partnership in a manner beneficial to all of the limited partners. Such conflicts of interest might arise in the following situations, among others:

•	The partnership pays fees and reimburses expenses to the managing general partner and its affiliates for costs incurred in managing and operating the partnership and its property. We and the managing general partner of your partnership received total fees and reimbursements (excluding property management fees) of approximately $779,000 in 2004, $792,000 in 2005 and $1,117,000 in 2006. Total fees and reimbursements (excluding property management fees) for the three months ended March 31, 2007 were approximately $728,000. The property manager is entitled to receive three percent of residential rent collections and five percent of commercial income from the partnership’s property as compensation for providing property management services. It received property management fees of approximately $965,000 in 2004, $995,000 for 2005 and $1,017,000 in 2006. Management fees for the three months ended March 31, 2007 were approximately $258,000. We have no current intention of changing the fee structure for your managing general partner or the manager of your partnership’s property.

•	In determining to sell a property owned by your partnership, the managing general partner takes into consideration, among other factors: (i) Aimco’s objectives, including its liquidity needs and its relative desire to retain or dispose of properties within its entire portfolio, including the property owned by your partnership; and (ii) the investment objectives of your partnership. See “The Offer — Section 7. Certain Information Concerning Your Partnership — Investment Objectives and Policies; Sale or Financing of Investments.”

•	Decisions of the managing general partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional interests and reserves in any quarter will affect whether or the extent to which there is available cash to make distributions in a given quarter.

Competition Among Properties.  Because Aimco and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that Aimco may acquire properties in the general market area where your partnership’s property is located. We believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing Aimco’s properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer’s needs.

Future Offers.  We are not obligated to make another tender offer for units in your partnership. We have no current plans to conduct future tender offers for the units in your partnership, but our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we make could be at prices that are more or less than the current offer price.

Transactions with Affiliates.  Your partnership has no employees and is dependent on the managing general partner and the property manager for the management and administration of all partnership activities. The partnership agreement provides for (i) certain payments to our affiliates for services, (ii) reimbursement of certain expenses incurred by our affiliates on behalf of the partnership, (iii) an annual asset management fee of $100,000 and (iv) an annual administration fee of $10,000.

Your partnership’s property manager, which is our affiliate, is entitled to receive three percent of residential rent collections and five percent of commercial income from your partnership’s property as compensation for providing property management services, and received management fees of approximately $965,000 in 2004, $995,000 in 2005 and $1,017,000 in 2006. Management fees for the three months ended March 31, 2007 were approximately $258,000. We were eligible to receive reimbursement of accountable administrative expenses amounting to approximately $381,000 in 2004, $369,000 in 2005, $447,000 in 2006 and $135,000 for the three months ended March 31, 2007.

In accordance with the partnership agreement, the managing general partner earned $100,000 in asset management fees and $10,000 in administrative fees for each of the years ended December 31, 2004, 2005 and 2006. Asset management fees were approximately $25,000 and administrative fees were approximately $3,000 for the three months ended March 31, 2007.

During the year ended December 31, 2006, an affiliate of the managing general partner advanced approximately $1,808,000 to the partnership to cover real estate taxes and capital expenditures. There were no such advances during the years ended December 31, 2005 and 2004 and the three months ended March 31, 2007. Interest accrues at the prime rate plus 2% (10.25% at March 31, 2007). Interest expense amounted to approximately $49,000 for the year ended December 31, 2006 and $9,000 for the three months ended March 31, 2007. During the year ended December 31, 2006, the partnership made payments of principal and accrued interest of approximately $1,500,000. There were no payments made during the three months ended March 31, 2007. The total balance of advances and accrued interest due to an affiliate of the managing general partner was approximately $365,000 at March 31, 2007 and is included in due to affiliates on the accompanying consolidated balance sheet. Subsequent to March 31, 2007, the partnership received an advance of approximately $654,000 to cover operating expenses.

The partnership insures its property up to certain limits through coverage provided by Aimco which is generally self-insured for a portion of losses and liabilities related to workers compensation, property casualty, general liability and vehicle liability. The partnership insures its property above the Aimco limits through insurance policies obtained by Aimco from insurers unaffiliated with the managing general partner. During the years ended December 31, 2006, 2005 and 2004, the partnership was charged by Aimco and its affiliates approximately $511,000, $313,000 and $288,000, respectively, and approximately $556,000 for the three months ended March 31, 2007, for hazard insurance coverage and fees associated with policy claims administration.

Future Plans and Proposals

As described above under “Special Factors — Purpose, Alternatives and Reasons for the Offer,” your managing general partner is our subsidiary and, therefore, we have the ability to control the management of your partnership. In addition, we are affiliated with the manager of your partnership’s property. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

Although we are not obligated to do so, we may make future tender offers. However, we have no current plans to conduct future tender offers for units in your partnership. We may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the Aimco Operating Partnership or other consideration. We may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

Upon consummation of this offer, your partnership will terminate the registration of its limited partnership units under the Exchange Act and will no longer file reports with the SEC. As a result, it may become more difficult for you to obtain information about your partnership, its results of operations and financial condition. See “Special Factors — Effects of the Offer — Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act.”

The managing general partner has taken steps to obtain approval from local government authorities for a proposed redevelopment of Springhill Lake Apartments, which includes an increase in the number of units from 2,899 to up to 5,800. As part of the approval process, the managing general partner submitted a Conceptual Site Plan (“CSP”) to local government authorities. On January 12, 2006, the managing general partner was notified that approval of the CSP was administratively certified by the local government authorities, effective January 11, 2006. Prior to moving forward with the proposed redevelopment, the partnership must obtain approval of a Preliminary Plan of Subdivision (“PPS”) and multiple Detailed Site Plans (“DSP”), which precisely describes the proposed site, buildings and infrastructure. Once the managing general partner submits a PPS that is approved, the managing general partner expects to begin to submit individual DSPs, as market conditions allow. No assurances can be made regarding whether the necessary approvals will be obtained or the timing of such approvals, whether the partnership will move forward with the proposed redevelopment if such approvals are obtained, the timing of the redevelopment, or whether there will be any resulting change in the value of the property.

Except as set forth herein, neither we nor the managing general partner have any other present plans or proposals which relate to or would result in any extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; any purchase or sale or transfer of a material amount of your partnership’s assets; any change in composition of your partnership’s senior management or personnel or their compensation; any material change in your partnership’s present capitalization, indebtedness or distribution policy; or any other material change in your partnership’s organizational structure or business. However, we expect that, consistent with your managing general partner’s fiduciary obligations, the managing general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, with the objective of seeking to maximize returns to limited partners. As discussed under “The Offer — Section 7. Certain Information Concerning Your Partnership — Investment Objectives and Policies; Sale or Financing of Investments,” the managing general partner regularly evaluates the real estate and capital markets. The managing general partner may consider refinancing the partnership’s existing indebtedness to the extent that the managing general partner is able to obtain a lower interest rate or if such indebtedness is approaching maturity. Furthermore, in the event that the managing general partner receives an attractive offer for your partnership’s property, the managing general partner would give due consideration to such an offer.

If any of the transactions referred to above occur and financial benefits accrue to the limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted therein. Limited partners may vote on a liquidation, and as a result of our majority ownership of limited partnership units, we will be able to control the outcome of any such vote.

RISK FACTORS

Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

There will be a reduction of available information about your partnership as a result of this offer.

Upon consummation of this offer, your partnership will terminate the registration of its limited partnership units under the Exchange Act and will no longer file reports with the SEC, such as annual reports on Form 10-K containing annual audited financial statements and quarterly reports on Form 10-Q containing unaudited quarterly financial statements. In addition, it will no longer be subject to certain provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act. The lack of such filings could adversely affect the already limited secondary market which currently exists for units in your partnership and may discourage future offers to purchase your units. In such a case, you would regularly have access only to the information your partnership’s agreement of limited partnership requires your managing general partner (which is our subsidiary) to provide each year, which consists primarily of tax information. See “Special Factors — Effects of the Offer — Expected Detriments of the Offer to Unaffiliated Limited Partners — Termination of SEC Registration” and “Special Factors — Future Plans and Proposals.”

Our offer price may not represent the price you could obtain for your units in an open market.

There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price. See “Special Factors — Valuation of Units.”

Our offer price does not reflect future prospects.

Our offer price does not ascribe any value to potential future improvements in the fair market value or operating performance of your partnership’s property, including any prospective increase in value or property income that may result from the proposed redevelopment of Springhill Lake Apartments. The managing general partner has taken steps to obtain approval from local government authorities for a proposed redevelopment of Springhill Lake Apartments, which includes an increase in the number of units from 2,899 to up to 5,800. As part of the approval process, the managing general partner submitted a Conceptual Site Plan (“CSP”) to local government authorities. On January 12, 2006, the managing general partner was notified that approval of the CSP was administratively certified by the local government authorities, effective January 11, 2006. Prior to moving forward with the proposed redevelopment, the partnership must obtain approval of a Preliminary Plan of Subdivision (“PPS”) and multiple Detailed Site Plans (“DSP”), which precisely describes the proposed site, buildings and infrastructure. Once the managing general partner submits a PPS that is approved, the managing general partner expects to begin to submit individual DSPs, as market conditions allow.

Your managing general partner believes that the proposed redevelopment, if completed, will permit it to remain competitive with other rental properties in the local market. Your managing general partner is currently evaluating the effect of a redevelopment to the net operating income of the property. However, no assurances can be made regarding whether the necessary governmental approvals will be obtained or the time of such approvals, whether the partnership will move forward with the proposed redevelopment if such approvals are obtained, the timing of the redevelopment, or whether there will be any resulting change in the value of the property. Our offer price might be higher if it took into account the proposed redevelopment or any potential improvements in the fair market value or property income. For more information regarding the proposed redevelopment, see “Special Factors — Future Plans and Proposals” and “The Offer — Section 7. Certain Information Concerning Your Partnership — Investment Objectives and Policies; Sale or Financing of Investments.”

Our offer price was determined without any arms-length negotiations, which might result in a higher value for your partnership units.

Our offer price was determined without any arms-length negotiations. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may be willing to pay more for your partnership’s property than the value implied by our offer price. Although the actual proceeds you might receive in a liquidation are uncertain, they could exceed our offer price. Similarly, other persons might ascribe a value to your partnership units that is higher than our offer price. As a result, you might be able to sell your units to a third party at a price that exceeds our offer price.

Our offer price for your units may be less than the liquidation value attributable to your units.

The actual proceeds obtained from liquidation are highly uncertain and could be more than our estimate. Other persons could derive different estimates of the liquidation value. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may use different valuation methods to determine the value of your partnership’s assets. Accordingly, our offer price could be less than the net proceeds that you would realize upon an actual liquidation of your partnership. In addition, your partnership would generally make liquidating distributions in accordance with the partners’ respective positive capital account balances, regardless of whether such distributions are proportionate to the percentage of partnership units held by a limited partner. Our offer price is based upon an estimated average per-unit value and not upon your capital account balance. Accordingly, the amount that you receive pursuant to our offer may be less than the amount you would have received in a liquidating distribution of the partnership.

Continuation of the partnership; no time frame regarding sale of property.

Your managing general partner, which is our subsidiary, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. The managing general partner of your partnership is proposing a redevelopment of Springhill Lake Apartments which it believes will result in increases in future rental income from the property, and appreciation in property value. As a result, the managing general partner has no current intention of pursuing a sale of the property.

Holding your units may result in greater future value.

Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated. Your managing general partner believes that the proposed redevelopment of Springhill Lake Apartments, if completed, will permit it to remain competitive with other rental properties in the local market. However, our offer price does not ascribe any value to the redevelopment, and if the operating performance of the property improves, you could receive more value for your units in the future. For more information regarding the redevelopment, see “Special Factors — Future Plans and Proposals” and “The Offer — Section 7. Certain Information Concerning Your Partnership — Investment Objectives and Policies; Sale or Financing of Investments.” In addition, at the current time, the managing general partner of your partnership believes that selling your partnership’s property would not be advantageous given market conditions, the condition of the property and tax considerations. If your partnership’s property were sold in the future and the net proceeds from the sale were distributed to the limited partners, the per-unit amount of such distributions might exceed our current offer price. For partnerships in which we control the managing general partner and have made tender offers, it has not been unusual for those partnerships to subsequently sell a property at a price in excess of the value we used to determine our tender offer price.

Your partnership has a significant balloon payment due on its mortgage debt.

Your partnership has a balloon payment of approximately $113,500,000 due on its mortgage in August 2011. Your partnership will have to refinance such debt, sell assets or otherwise obtain additional funds prior to the balloon payment date, or it will be in default and could lose its property to foreclosure.

The managing general partner faces conflicts of interest with respect to this offer.

The managing general partner of your partnership is our subsidiary and, therefore, has substantial conflicts of interest with respect to our offer. The directors and officers of your managing general partner have fiduciary duties to the Aimco Operating Partnership, as its sole member. At the same time, the managing general partner of your partnership has fiduciary duties to all of the limited partners. The duties of the managing general partner to the partnership and its limited partners may come into conflict with the duties of the directors and officers of the managing general partner to the Aimco Operating Partnership, as sole member of the managing general partner. Because we are making this offer with a view to making a profit, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. Consequently, there is a risk that our estimate of the value of the units (and our offer price) is lower than the value that would be determined by an independent third party.

Your managing general partner is not making a recommendation regarding this offer.

The managing general partner of your partnership (which is our subsidiary) makes no recommendation as to whether or not you should tender or refrain from tendering your units because each limited partner’s circumstances may differ from those of other limited partners. Although the managing general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, other financial opportunities available to you, your tax position and the tax consequences to you of selling your units. You are encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer.

Your managing general partner faces conflicts of interest relating to management fees.

Because we or our subsidiaries receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. We and the managing general partner of your partnership received total fees (excluding property management fees) of approximately $728,000 during the three months ended March 31, 2007, and reimbursements of expenses of $135,000 during the same period. The property manager, which is our affiliate, is entitled to receive three percent of residential rent collections and five percent of commercial income from the partnership’s property as compensation for providing property management services. It received property management fees of approximately $258,000 during the three months ended March 31, 2007.

If we do not acquire all of the outstanding units in this offer, we may make a future offer at a higher price.

It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. Our decision to conduct a future offer will depend on, among other things, the performance of the partnership, prevailing economic conditions and our interest in acquiring additional units.

Your U.S. federal tax liability resulting from a sale of your units could exceed our offer price.

For U.S. federal income tax purposes, your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership that you transfer to us. The “amount realized” with respect to a unit of limited partnership interest that you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit. Depending on your basis in the units and your tax position, your tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your adjusted tax basis in the units you transfer to us, whether you dispose of all of your units and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. We may also be required by federal, state or local tax laws to withhold a portion of our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your tax advisor to determine the tax consequences of the offer to you.

If you tender your units in this offer, you will no longer be entitled to distributions from your partnership.

If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

You could recognize gain in the event of a future reduction in your partnership’s liabilities.

Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the managing general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the managing general partner to reduce your share of the partnership liabilities. If you retain all or a portion of your units and your share of the partnership liabilities were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

We could delay acceptance of, and payment for, your units.

We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended in our reasonable discretion, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment. We will pay for or return tendered units promptly after expiration of the offer.

THE OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in “The Offer — Section 4. Withdrawal Rights.” For purposes of the offer, the term “expiration date” shall mean midnight, New York City time, on July 16, 2007, unless we in our reasonable discretion shall have extended the period of time for which the offer is open. See “The Offer — Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period,” for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made or declared by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw your units.

If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

The offer is conditioned on satisfaction of certain conditions. The offer is not conditioned upon any minimum number of units being tendered. See “The Offer — Section 11. Conditions to the Offer,” which sets forth in full the conditions to the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. Although we intend to pay for tendered units that have been accepted for payment as promptly as practicable, which we expect will be within three business days after expiration of the offer, by executing the letter of transmittal, you will agree that the transfer of units will be deemed to take effect as of the first day of the calendar quarter in which the offer expires. Although the payment date will occur after expiration of the offer, in the books and records of the partnership the change in ownership of tendered units will be made retroactive to the first day of the calendar quarter in which the offer expires. For tax, accounting and financial reporting purposes, the transfer of tendered units will be deemed to take effect on the first day of the calendar quarter in which the offer expires. Accordingly, all profits and losses relating to any tendered units will be allocated to us from and after this date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

The offer to purchase dated March 12, 2007, was mailed on or about March 12, 2007 to the persons shown by your partnership’s records to have been limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units.

2.	Acceptance for Payment and Payment for Units

Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered as promptly as practicable, which we expect will be within three business days after expiration of the offer. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed letter of transmittal and other documents required by the letter of transmittal. See “The Offer — Section 3. Procedure for Tendering Units.” UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

If any tendered units are not accepted for payment by us for any reason, the letter of transmittal with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.	Procedure for Tendering Units

Valid Tender.  To validly tender units pursuant to the offer, a properly completed and duly executed letter of transmittal, and any other required documents must be received by the Information Agent, at one of its addresses set forth on the back cover of this Offer to Purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

Signature Requirements.  If the letter of transmittal is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an “Eligible Institution”), no signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution.

In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

The method of delivery of the letter of transmittal and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by the Information Agent. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

Appointment as Proxy; Power of Attorney.  By executing the letter of transmittal, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the letter of transmittal and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

By executing the letter of transmittal, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units, and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your managing general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the managing general partner of your partnership a change of address form instructing the managing general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

Assignment of Interest in Future Distributions.  By executing the letter of transmittal, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

Release of Claims.  By executing the letter of transmittal, effective upon acceptance for payment of the units tendered by you, you will, on behalf of yourself, your heirs, estate, executor, administrator, successors and assigns, and your partnership, fully, finally and forever release, relinquish and discharge us and our predecessors, successors and assigns and our present and former parents, subsidiaries, affiliates, investors, insurers, reinsurers, officers, directors, employees, agents, administrators, auditors, attorneys, accountants, information and solicitation agents, investment bankers, and other representatives, including but not limited to the Aimco Operating Partnership (collectively, the “Releasees”), from any and all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, demands, rights, or liabilities, including, but not limited to, claims for negligence, gross negligence, professional negligence, breach of duty of care or loyalty, or breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, malpractice, misrepresentation, whether intentional or negligent, misstatements and omissions to disclose, breach of contract, violations of any state or federal statutes, rules or regulations, whether known claims or unknown claims, through and including the date of execution of the letter of transmittal, including, but not limited to, those claims that arise out of or relate to (a) the ownership of one or more units in your partnership, including but not limited to, any and all claims related to the management of your partnership or the property owned by your partnership (whether currently or previously), the payment of management fees or other monies to the managing general partner of your partnership and its affiliates, prior acquisitions or tender offers, or (b) the purchase, acquisition, holding, sale, tender or voting of one or more units in your partnership (collectively, the “Released Claims”); provided, however, that the Released Claims are not intended to include any claim based upon violations of federal or state securities laws in connection with this offer.

In addition, you will expressly waive and relinquish, to the fullest extent permitted by law and consistent with the releases described herein, the provisions, rights and benefits of Section 1542 of the Civil Code of California (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

You will have also waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Section 1542. You may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the subject matter of the Released Claims, but you will be deemed to have fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, that now exist or heretofore have existed upon any theory of law or equity now existing, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery of the existence of such different or additional facts.

You will acknowledge and agree that the releases contained in the letter of transmittal are intended to include the Released Claims, which you may have and which you do not know or suspect to exist in your favor against the Releasees and that the releases contained in the letter of transmittal extinguish those claims. You will represent and warrant to the Releasees that you have been advised by your attorney of the effect and import of the provisions of Section 1542, and that you have not assigned or otherwise transferred or subrogated any interest in the Released Claims.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions to the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. If we waive any of the conditions of the offer with respect to the tender of a particular unit or with respect to a particular limited partner, we will waive such condition with respect to all other tenders of units or all other limited partners in this offer as well. We reserve the right to interpret the terms and conditions of the offer (including the letter of transmittal) in a reasonable manner. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

Backup Federal Income Tax Withholding.  To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you must provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal and “Special Factors — Material Federal Income Tax Matters.”

State and Local Withholding.  If you tender any units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

FIRPTA Withholding.  To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the letter of transmittal and “Special Factors — Material Federal Income Tax Matters.”

Transfer Taxes.  The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Binding Agreement.  A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this Offer to Purchase and the letter of transmittal.

4.	Withdrawal Rights

You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof. If you properly withdraw all of the units you previously tendered in the offer, the corresponding letter of transmittal, including your release and assignment of future claims contained therein, will be deemed revoked and of no force or effect.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in “The Offer — Section 3. Procedure for Tendering Units.”

All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period

We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied, and (iii) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). We will not assert any of the conditions to the offer subsequent to the expiration of the offer. Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in “The Offer — Section 4. Withdrawal Rights;” subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer’s soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for “any and all” outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. We do not currently intend to offer a subsequent offering period.

6.	Information Concerning Us and Certain of Our Affiliates.

General.  We are AIMCO Properties, L.P., a Delaware limited partnership and the operating partnership of Aimco. Together with our subsidiaries, we conduct substantially all of the operations of Aimco, a Maryland corporation. Aimco is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Aimco’s Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol “AIV.” As of March 31, 2007, we;

•	owned an equity interest in and consolidated 160,986 units in 696 apartment properties;

•	owned an equity interest in and did not consolidate 11,591 units in 100 apartment properties; and

•	provided services to or managed, for third party owners, 41,104 units in 441 apartment properties, primarily pursuant to long term, non-cancelable agreements (including 37,579 units in 401 properties that are asset managed only, and not property managed), although in certain cases we may indirectly own generally less than one percent of the operations of such properties through a partnership syndication or other fund.

Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of Aimco. Our principal executive office is located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and our telephone number is (303) 757-8101.

The names, positions and business addresses of the directors and executive officers of Aimco (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

We and Aimco are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by Aimco with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

For more information regarding Aimco and the Aimco Operating Partnership, please refer to our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 (particularly the management’s discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

Except as described in “Special Factors — Purpose, Alternatives and Reasons for the Offer,” “— Conflicts of Interest and Transactions with Affiliates” and “The Offer — Section 7. Certain Information Concerning Your Partnership; Ownership and Voting,” neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

7.	Certain Information Concerning Your Partnership

General.  Your partnership was organized on December 28, 1984, under the laws of the State of Maryland. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of investing as a general partner in Springhill Lake Limited Partnerships I through IX and Springhill Commercial Limited Partnership (collectively, the “Operating Partnerships”), each of which is a Maryland limited partnership owning a section of Springhill Lake Apartments, a residential apartment and townhouse complex with a four-store shopping center. The partnership is the sole general partner of each Operating Partnership. The limited partner of each Operating Partnership is Theodore N. Lerner, a former general partner of the Operating Partnerships whose interest was converted to that of a limited partner on January 16, 1985 in conjunction with the partnership’s acquisition of its interest in the Operating Partnerships. The partnership’s interest in the Operating Partnerships entitles it to 87.26% of profits and losses for tax purposes, 87.26% of the Operating Partnerships’ cash flow (after certain priority distributions) and 85% of the proceeds of a sale or disposition of Springhill Lake Apartments (after certain priority distributions). Your partnership currently has 142 limited partners as of March 31, 2007.

Managing General Partner.  The managing general partner of your partnership is AIMCO/Springhill Lake Investors GP, LLC, which is a subsidiary of Aimco. The principal executive office of the managing general partner is located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its phone number is (864) 239-1000. The names, positions and business addresses of the directors and executive officers of the general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

Our affiliate serves as manager of the property owned by your partnership. We and the managing general partner of your partnership received total fees and reimbursements (excluding property management fees) of approximately $779,000 in 2004, $792,000 in 2005 and $1,117,000 in 2006. Total fees and reimbursements (excluding property management fees) for the three months ended March 31, 2007 were approximately $728,000. The property manager is entitled to receive three percent of residential rent collections and five percent of commercial income from the partnership’s property as compensation for providing property management services. It received property management fees of approximately $965,000 in 2004, $995,000 for 2005 and $1,017,000 in 2006. Management fees for the three months ended March 31, 2007 were approximately $258,000.

Ownership and Voting.  We, together with AIMCO IPLP, L.P. (which is our affiliate), own 523.65 units, or 80.69% of the total outstanding units of your partnership. Because we and our affiliate own a majority of the outstanding units and control your partnership’s managing general partner, we control the outcome of voting decisions with respect to your partnership. See “Special Factors — Effects of the Offer” and “The Offer — Section 8. Voting Power.”

Investment Objectives and Policies; Sale or Financing of Investments.  In general, your managing general partner (which is our subsidiary) regularly evaluates the partnership’s property by considering various factors, such as the partnership’s financial position and real estate and capital markets conditions. The managing general partner monitors the property’s specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the operating performance of the property and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the managing general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. After taking into account the foregoing considerations, your managing general partner has no present intention of seeking a sale of your partnership’s property. Although the future operating results of your partnership and future sales price of the property owned by your partnership are uncertain, the operating performance of your partnership’s property may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of your partnership’s property a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by your managing general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

The managing general partner has taken steps to obtain approval from local government authorities for a proposed redevelopment of Springhill Lake Apartments, which includes an increase in the number of units from 2,899 to up to 5,800. No assurances can be made regarding whether the necessary approvals will be obtained or the timing of such approvals, whether the partnership will move forward with the proposed redevelopment if such approvals are obtained, the timing of the redevelopment, or whether there will be any resulting change in the value of the property. For more information regarding the proposed redevelopment, see “Special Factors — Future Plans and Proposals.”

Term of Your Partnership.  Under your partnership’s agreement of limited partnership, the term of the partnership will continue until December 31, 2035, unless sooner terminated as provided in the agreement or by law.

Capital Replacements.  Your partnership has an ongoing program of capital improvements, replacements and renovations, including carpet replacement, structural improvements, building refurbishments, general enhancements, parking lot resurfacing and other replacements and renovations in the ordinary course of business. The capital expenditures will be incurred only if cash is available from operations or from partnership reserves. Although there can be no assurance as to the effect of capital expenditures on the future performance of the property, these expenditures are expected to improve the desirability of the property to tenants.

During the three months ended March 31, 2007, the partnership completed approximately $1,939,000 of capital improvements at Springhill Lake Apartments, which includes capitalized construction period interest of approximately $81,000, construction period operating costs of approximately $25,000 and construction period taxes of approximately $13,000. The capital improvements consisted primarily of siding, appliance and floor covering replacements, computers, maintenance equipment, interior painting, HVAC and water and sewer upgrades and structural improvements. The partnership regularly evaluates the capital improvement needs of the property during the year. During 2006, the partnership completed a majority of the renovations to one building which was damaged by a fire in June 2005 and clean-up work for two other buildings which were destroyed in the fire that the Partnership does not currently intend to rebuild. The renovation work is anticipated to be completed during the first half of 2007. The partnership received insurance proceeds of approximately $1,453,000 during 2005 related to this casualty, of which approximately $428,000 is being held in escrow by the mortgage company. Any portion of the insurance proceeds not used for renovations or clean up costs will be applied to the principal balance of the existing mortgage encumbering the property.

Additional improvements and routine capital expenditures are anticipated during 2007. Such capital expenditures will depend on the physical condition of the property as well as replacement reserves and anticipated cash flow generated by the property. The additional capital expenditures will be incurred only if cash is available from operations or from partnership reserves. To the extent that capital improvements are completed the partnership’s distributable cash flow, if any, may be adversely affected at least in the short term.

Casualty Event.  In late March 2007, the partnership suffered damage to two buildings, or 66 apartments units, as a result of electrical fires. Both buildings suffered fire, water and smoke damage. All residents of the two buildings were evacuated and are currently living in previously vacant apartment units at the property or hotels until additional apartment units become available. The partnership currently estimates that the damage incurred totals approximately $1,000,000 and is expected to be covered by insurance. Subsequent to March 31, 2007 the partnership received $300,000 as partial payment of the expected total insurance proceeds to be received. The partnership does not anticipate recognizing a casualty loss related to this event.

Competition.  There are other residential properties within the market area of your partnership’s property. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership’s property and the rents that may be charged for such apartments. While Aimco is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe Aimco is one of the largest owners and managers of multifamily apartment properties in the United States.

Financial Data.  The selected financial information of your partnership set forth below for the three months ended March 31, 2007 and 2006 is based on unaudited financial statements. The selected financial information of your partnership set forth below for the years ended December 31, 2006, 2005 and 2004 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership” in the Annual Report on Form 10-K of your partnership for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. These reports and other information may be inspected at the public reference facilities maintained by the SEC at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

			For the Year
	For the Three Months Ended		Ended
	March 31,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands, except for unit data)

Operating Data:
Total revenues	$8,637	$8,576	$34,469	$34,792	$32,824
(Loss) Income before minority interest	(974)	(128)	161	4,451	4,811
Distributions to minority interest partner in excess of investment	—	(522)	(649)	(375)	(2,737)
(Loss) Income from continuing operations	(974)	(650)	(488)	4,076	2,074
Net (loss) income	(974)	(650)	(488)	4,076	2,074
(Loss) Income from continuing operations per limited partnership unit	(1,425)	(951)	(715)	5,966	3,035
Net (loss) income per limited partnership unit	(1,425)	(951)	(715)	5,966	3,035
Distributions per limited partnership unit	—	5,277	6,390	3,669	27,836
(Deficit) Ratio of earnings to fixed charges	(1,055)	(662)	(686)	190.05%	176.39%
Balance Sheet Data:
Cash and cash equivalents	187	342	248	3,725	1,502
Real estate, net of accumulated depreciation	45,427	44,378	45,206	44,758	45,976
Total assets	49,600	49,153	49,829	53,516	51,540
Notes payable	113,500	113,500	113,500	113,500	113,500
General partners’ deficit	(3,422)	(3,344)	(3,373)	(3,131)	(3,210)
Limited partners’ deficit	(64,251)	(62,757)	(63,326)	(58,715)	(60,206)
Partners’ deficit	(67,673)	(66,101)	(66,699)	(61,846)	(63,416)
Total distributions	—	(3,605)	(4,365)	(2,506)	(18,609)
Book value per limited partnership unit	(99,000)	(96,698)	(97,575)	(90,470)	(92,767)

			For the Year
	For the Three Months Ended		Ended
	March 31,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands, except for unit data)

Cash Flow Data:
Net (decrease) increase in cash and cash equivalents	(61)	(3,383)	(3,477)	2,223	(3,692)
Net cash provided by operating activities	1,969	2,003	7,794	10,348	13,219

Description of Property.  The following shows the location, the date of purchase, the nature of your partnership’s ownership interest in and the use of your partnership’s property.

Date of
Property	Purchase	Type of Ownership	Primary Use

Springhill Lake Apartments Greenbelt, Maryland	10/84	Fee ownership subject to a first mortgage	Apartment 2,877 units

Springhill Lake Apartments was initially acquired by the Operating Partnerships in October 1984 for an initial cost of $73,316,500. The property consists of 2,877 apartment and townhouse units and a four-store shopping center situated on 154 acres of landscaped grounds and also contains a clubhouse/community center, two Olympic-size swimming pools and six tennis courts.

Accumulated Depreciation Schedule.  The following shows the gross carrying value and accumulated depreciation of your partnership’s property as of December 31, 2006.

	Gross	Accumulated	Depreciable	Method of	Federal
Property	Carrying Value	Depreciation	Life	Depreciation	Tax Basis
	(In thousands)				(In thousands)

Springhill Lake Apartments	$146,421	$101,215	5-30 years	Straight line	$36,553

Schedule of Mortgages.  The following shows certain information regarding the outstanding first mortgage encumbering your partnership’s property as of December 31, 2006.

	Principal				Principal
	Balance at	Stated			Balance
	March 31,	Interest	Period	Maturity	Due at
Property	2007	Rate	Amortized	Date	Maturity(1)
	(In thousands)				(In thousands)

Springhill Lake Apartments	$113,500	(2)	(3)	08/11	$113,500

(1)	See notes to financial statements in the partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 for information with respect to the partnership’s ability to prepay this loan and other details about the loan.

(2)	Adjustable rate based on the Freddie Mac discounted mortgage-backed security index plus 63 basis points. The rate at December 31, 2006 was 5.831% and will reset monthly.

(3)	Interest only payments.

Average Rental Rates and Occupancy.  The following shows the average rental rates and occupancy percentages for your partnership’s property during the periods indicated.

			Average
	Average Annual		Annual
	Rental Rates		Occupancy
Property	2006	2005	2006	2005
	(Per unit)

Springhill Lake Apartments	$11,997	$11,747	93%	94%

Property Management.  Your partnership’s property is managed by one of our affiliates. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership’s property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

Distributions.  The following table shows, for each of the years indicated, the distributions paid per unit of limited partnership interest for such years.

Year Ended December 31	Amount

2004	$27,836
2005	$3,669
2006	$6,390
2007 (through March 31, 2007)	$—

Compensation Paid to the Managing General Partner and its Affiliates.  The following table shows, for each of the years indicated, approximate amounts paid to your managing general partner and its affiliates on a historical basis. The managing general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive three percent of residential rent collections and five percent of the commercial income from the partnership’s property for providing property management services. See “Special Factors — Conflicts of Interest and Transactions with Affiliates.”

	Partnership	Property
	Fees	Management
Year	and Expenses	Fees

2004	$779,000	$965,000
2005	$792,000	$995,000
2006	$1,117,000	$1,017,000
2007 (through March 31, 2007)	$728,000	$258,000

Legal Proceedings.  From time to time, your partnership may be a party to a variety of legal proceedings related to its ownership of the property which arise in the ordinary course of business.

8.	Voting Power

Decisions with respect to the day-to-day management of your partnership are the responsibility of the managing general partner. Because the managing general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership’s agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the managing general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership’s assets. We, together with AIMCO IPLP, L.P. (which is our affiliate), own 523.65 units, or 80.69% of the total outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units and control your partnership’s managing general partner, we control the outcome of voting decisions with respect to your partnership. See “Special Factors — Effects of the Offer.”

9.	Source of Funds

We expect that approximately $15.3 million will be required to purchase all of the limited partnership units that we are seeking in this offer exclusive of fees and expenses. For more information regarding fees and expenses, see “The Offer — Section 13. Fees and Expenses.”

In addition to this offer, we intend to make concurrent offers to acquire interests in several other limited partnerships. If such transactions were fully subscribed for cash, we would be required to pay approximately $70.4 million for such units. If for some reason we did not have such funds available, we might extend these offers for a period of time sufficient for us to obtain additional funds, or we could terminate the offers. However, we do not expect these offers to be fully subscribed. Additionally, we believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to these offers. As of March 31, 2007, we had cash and cash equivalents of approximately $257.2 million, and availability under our credit facility of approximately $283.0 million. We intend to repay any amounts borrowed to finance the offer out of future working capital.

We have a $450 million revolving credit facility with a syndicate of financial institutions. The Aimco Operating Partnership, Aimco and an Aimco subsidiary, AIMCO/Bethesda Holdings, Inc., are the borrowers. The annual interest rate under the credit facility is based on either LIBOR or a base rate, plus, in either case, an applicable margin. The margin ranges between 1.125% and 1.75% in the case of LIBOR-based loans and between 0% and 0.25% in the case of base rate loans, based upon Aimco’s leverage ratio. The default rate of interest for the loan is equal to the rate described above plus 3%. The credit facility matures on May 1, 2009.

10.	Dissenters’ Rights

Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of the partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership’s agreement of limited partnership to obtain a list of the limited partners in your partnership.

11.	Conditions to the Offer

We will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this Offer to Purchase and at or before the expiration of our offer (including any extension thereof), if any of the following shall occur:

•	any change shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that is adverse to your partnership or the value of your units to us, which change would, individually or in the aggregate, result in an adverse effect on net operating income of your partnership of more than $10,000 per year, or a decrease in value of an asset of your partnership, or the incurrence of a liability with respect to your partnership, in an amount in excess of $100,000 (a “Material Adverse Effect”); or

•	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of Aimco’s Class A Common Stock of more than 5.0%, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or any other material event which, in either case, could reasonably be expected to affect the extension of credit by banks or other lending institutions, or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by us of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any of our affiliates) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as your managing general partner (which is our subsidiary) or to remove such entity as the managing general partner of your partnership, or seeks to impose any material limitation on our ability or any of our affiliates to conduct your partnership’s business or own such assets, (iv) seeks to impose material limitations on our ability or any of our affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to unitholders, or (v) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, directly or indirectly, results in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

•	a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

•	there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had an adverse effect on our financial condition in an amount in excess of $10,000,000, which does not result from actions or inactions by us or our affiliates.

The foregoing conditions are for our sole benefit and may be asserted by us or may be waived by us at any time in our reasonable discretion prior to the expiration of this offer. We will not assert any condition which has not been satisfied solely as a result of our own actions. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances. If we waive any of the conditions to the offer with respect to the tender of a particular unit, we will waive such condition with respect to all other tenders of units in this offer as well. All conditions to our offer will be satisfied or waived on or before the expiration of our offer. We will not waive a material condition to the offer on the expiration date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

12.	Certain Legal Matters

General.  Except as set forth in this Section 12, we are not aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 12.

Antitrust.  We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

Margin Requirements.  The units are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

State Laws.  We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

13.	Fees and Expenses

You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses. The partnership will not be responsible for paying any of the fees or expenses incurred by us in connection with this offer.

The following is an itemized statement of the aggregate estimated expenses incurred and to be incurred in this offer by us:

Information Agent Fees	$1,000
Legal Fees	80,000
Printing Fees	700
Tax and Accounting Fees	1,500
Postage	800
Depositary	500

Total	$84,500

No person has been authorized to give any information or to make any representation on behalf of us not contained herein, or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The managing general partner does not make any recommendation regarding whether you should accept this offer. You are instead encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer.

We have filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership’s and the managing general partner’s position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in “The Offer — Section 7. Certain Information Concerning Your Partnership.”

The letter of transmittal and any other required documents should be sent or delivered by each limited partner or such limited partner’s broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

THE INFORMATION AGENT FOR THE OFFER IS: THE ALTMAN GROUP, INC.
By Mail: 1200 Wall Street, 3rd Floor Lyndhurst, NJ 07071	By Overnight Courier: 1200 Wall Street, 3rd Floor Lyndhurst, NJ 07071	By Hand: 1200 Wall Street, 3rd Floor Lyndhurst, NJ 07071
For information, please call: TOLL FREE: (800) 217-9608

ANNEX I

OFFICERS AND DIRECTORS

The names and positions of the executive officers of Aimco, Aimco-GP, and the managing general partner of your partnership, and the names of the directors of Aimco, are set forth below. All of the executive officers of Aimco also serve as executive officers of Aimco-GP. The two directors of Aimco-GP are Terry Considine and Thomas M. Herzog. The managers of the managing general partner of your partnership are Harry G. Alcock and Martha L. Long. Each executive officer and director is a citizen of the United States of America.

Name	Position

Terry Considine	Chairman of the Board, Chief Executive Officer and President of Aimco and Aimco-GP
Jeffrey W. Adler	Executive Vice President — Conventional Property Operations of Aimco, Aimco-GP and the Managing General Partner
Harry G. Alcock	Executive Vice President and Chief Investment Officer of Aimco, Aimco-GP and the Managing General Partner; Manager of the Managing General Partner
Timothy J. Beaudin	Executive Vice President and Chief Development Officer of Aimco, Aimco-GP and the Managing General Partner
Miles Cortez	Executive Vice President, General Counsel and Secretary of Aimco, Aimco-GP and the Managing General Partner
Patti K. Fielding	Executive Vice President — Securities and Debt, and Treasurer of Aimco, Aimco-GP and the Managing General Partner
Lance J. Graber	Executive Vice President — Aimco Capital Asset Management and Transactions, East, of Aimco and Aimco-GP; Executive Vice President of the Managing General Partner
Thomas M. Herzog	Executive Vice President and Chief Financial Officer of Aimco, Aimco-GP and the Managing General Partner; Director of Aimco-GP
James G. Purvis	Executive Vice President — Human Resources of Aimco, Aimco-GP and the Managing General Partner
David Robertson	Executive Vice President, President and Chief Executive Officer — Aimco Capital, of Aimco, Aimco-GP and the Managing General Partner
Robert Y. Walker, IV	Executive Vice President and Conventional Operations Chief Financial Officer of Aimco, Aimco-GP and the Managing General Partner
Scott W. Fordham	Senior Vice President and Chief Accounting Officer of Aimco, Aimco-GP and the Managing General Partner
Martha L. Long	Senior Vice President — Partnership Transactions of Aimco, Senior Vice President of Aimco-GP and Manager of the Managing General Partner
Stephen B. Waters	Vice President of the Managing General Partner
James N. Bailey	Director of Aimco
Richard S. Ellwood	Director of Aimco
J. Landis Martin	Director of Aimco
Thomas L. Rhodes	Director of Aimco
Michael A. Stein	Director of Aimco

The following is a summary of the principal occupations of each of the foregoing persons for at least the past five years. Unless otherwise indicated below, the business address of each person is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

Name	Principal Occupations for the Last Five Years

Terry Considine	Mr. Considine has been Chairman of the Board and Chief Executive Officer of Aimco since July 1994. Mr. Considine also serves as Chairman of the Board of Directors and Chief Executive Officer of American Land Lease, Inc., another publicly held real estate investment trust. Mr. Considine devotes substantially all of his time to his responsibilities at Aimco.
Jeffrey W. Adler	Mr. Adler was appointed Executive Vice President — Conventional Property Operations in February 2004. Previously he served as Senior Vice President of Risk Management of Aimco from January 2002 until November 2002, when he added the responsibility of Senior Vice President, Marketing. Prior to joining Aimco, from 2000 to 2002, Mr. Adler was Vice President, Property/Casualty for Channelpoint, a software company.
Harry G. Alcock	Mr. Alcock was appointed Executive Vice President and Chief Investment Officer of Aimco in October 1999. Mr. Alcock has had responsibility for acquisition and financing activities of Aimco since July 1994, serving as a Vice President from July 1996 to October 1997 and as a Senior Vice President from October 1997 to October 1999. Mr. Alcock was appointed Manager of the Managing General Partner in October 2004 and was appointed Executive Vice President of the Managing General Partner in February 2004.
Timothy J. Beaudin	Mr. Beaudin was appointed Executive Vice President and Chief Development Officer of Aimco and of the Managing General Partner in October 2005. Prior to joining Aimco and beginning in 1995, Mr. Beaudin was with Catellus Development Corporation, a San Francisco, California-based real estate investment trust. During his last five years at Catellus, Mr. Beaudin served as served as executive vice president, with management responsibility for development, construction and asset management.
Miles Cortez	Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary of Aimco in August 2001 and of the Managing General Partner in February 2004. Prior to joining Aimco, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver law firm, from December 1997 through September 2001. Mr. Cortez served as President of the Colorado Bar Association from 1996 to 1997 and President of the Denver Bar Association from 1982 to 1983.
Patti K. Fielding	Ms. Fielding was appointed Executive Vice President — Securities and Debt of Aimco in February 2003 and of the Managing General Partner in February 2004. Ms. Fielding was appointed Treasurer of Aimco in January 2005. She is responsible for debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined Aimco as Vice President in February 1997.
Scott W. Fordham	Mr. Fordham was appointed Senior Vice President and Chief Accounting Officer of Aimco and of the Managing General Partner in January 2007. From January 2006 through December 2006, Mr. Fordham served as vice president and chief accounting officer of Brandywine Realty Trust. Prior to the merger of Prentiss Properties Trust with Brandywine Realty Trust, Mr. Fordham served as senior vice president and chief accounting officer of Prentiss Properties Trust and was in charge of the corporate accounting and financial reporting groups. Prior to joining Prentiss Properties Trust in 1992, Mr. Fordham worked in public accounting with PricewaterhouseCoopers LLP. Mr. Fordham is a certified public accountant.

Name	Principal Occupations for the Last Five Years

Lance J. Graber	Mr. Graber has been Executive Vice President — Aimco Capital Asset Management and Transactions, East, since October 1999 and focuses on transactions related to Aimco Capital’s portfolio of affordable properties in the eastern portion of the country. Mr. Graber was appointed Executive Vice President of the Managing General Partner in February 2004. Prior to joining Aimco, Mr. Graber was a Director at Credit Suisse First Boston from 1994 to May 1999.
Thomas M. Herzog	Mr. Herzog was appointed Executive Vice President of Aimco and of the Managing General Partner in July 2005 and Chief Financial Officer in November 2005. In January 2004, Mr. Herzog joined Aimco as Senior Vice President and Chief Accounting Officer. Prior to joining Aimco, Mr. Herzog was at GE Real Estate, serving as Chief Accounting Officer & Global Controller from April 2002 to January 2004 and as Chief Technical Advisor from March 2000 to April 2002. Prior to joining GE Real Estate, Mr. Herzog was at Deloitte & Touche LLP from 1990 until 2000.
James G. Purvis	Mr. Purvis was appointed Executive Vice President — Human Resources of Aimco in February 2003 and of the Managing General Partner in February 2004. Prior to joining Aimco, from October 2000 to February 2003, Mr. Purvis served as the Vice President of Human Resources at SomaLogic, Inc. a privately held biotechnology company in Boulder, Colorado. From July 1997 to October 2000, Mr. Purvis was the principal consultant for O(3)C Global Organization Solutions, a global human resources strategy and technology consulting company based in Colorado and London.
David Robertson	Mr. Robertson has been Executive Vice President of Aimco since February 2002 and President and Chief Executive Officer of Aimco Capital since October 2002. Prior to joining Aimco, from 1991 to 1996, Mr. Robertson was a member of the investment-banking group at Smith Barney. Since February 1996, Mr. Robertson has been Chairman of Robeks Corporation, a privately held chain of specialty food stores.
Robert Y. Walker, IV	Mr. Walker has served as Executive Vice President and Conventional Operations Chief Financial Officer of Aimco and of the Managing General Partner since January 2007. Mr. Walker was appointed Senior Vice President of Aimco in August 2005 and became the Chief Accounting Officer of Aimco and of the Managing General Partner in November 2005. From June 2002 until he joined Aimco, Mr. Walker served as senior vice president and chief financial officer at Miller Global Properties, LLC, a Denver-based private equity, real estate fund manager. From May 1997 to June 2002, Mr. Walker was employed by GE Capital Real Estate, serving as global controller from May 2000 to June 2002.
Martha L. Long	Martha L. Long has been with Aimco since October 1998 and has served in various capacities. From 1998 to 2001, she served as Senior Vice President and Controller of Aimco and the Managing General Partner. During 2002 and 2003, she served as Senior Vice President of Continuous Improvement. Ms. Long has been a Manager and Senior Vice President of the Managing General Partner since February 2004.
Stephen B. Waters	Mr. Waters was appointed Vice President of the Managing General Partner in April 2004. Mr. Waters previously served as a Director of Real Estate Accounting since joining Aimco in September 1999. Mr. Waters has responsibilities for real estate and partnership accounting with Aimco.

Name	Principal Occupations for the Last Five Years

James N. Bailey Cambridge Associates, Inc 1 Winthrop Square, Suite 500 Boston, MA 02110	Mr. Bailey was first elected as a Director of Aimco in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies. In addition, he is a director of Getty Images, Inc., a publicly held company. He has also been a member of a number of Harvard University alumni affairs committees, including, the Overseers Nominating Committee and The Harvard Endowment Committee. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.
Richard S. Ellwood 12 Auldwood Lane Rumson, NJ 07660	Mr. Ellwood was first elected as a Director of Aimco in July 1994. Mr. Ellwood is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Ellwood was the founder and President of R.S. Ellwood & Co., Incorporated, which he operated as a real estate investment banking firm until December 31, 2004. Prior to forming his firm, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated, a publicly held company.
J. Landis Martin 199 Broadway Suite 4300 Denver, CO 80202	Mr. Martin was first elected as a Director of Aimco in July 1994 and is currently Chairman of the Compensation and Human Resources Committee. Mr. Martin is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Martin is also the Lead Independent Director of Aimco’s Board. Mr. Martin is the founder of Platte River Ventures LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also a director of Halliburton Company, a publicly held provider of products and services to the energy industry and Crown Castle International Corporation. Mr. Martin was a director of Tremont Corporation until February 2003, Special Metals Corporation until December 2003 and Trico Maine Services, Inc. until February 2005.
Thomas L. Rhodes 215 Lexington Avenue 4th Floor New York, NY 10016	Mr. Rhodes was first elected as a Director of Aimco in July 1994 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Rhodes is Chairman of National Review magazine where he served as President since November 1992 and as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co., was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. Mr. Rhodes is Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and Vice Chairman of American Land Lease, Inc., publicly held real estate investment trust.

Name	Principal Occupations for the Last Five Years

Michael A. Stein 22021 20th Avenue SE Bothell, WA 98021	Mr. Stein was first elected as a Director of Aimco in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. Mr. Stein is Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. He joined ICOS in January 2001. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Prior to joining Marriott, Mr. Stein spent 18 years at Arthur Andersen LLP, where he was a partner and served as the head of the Commercial Group within the Washington, D.C. office. Mr. Stein serves on the Board of Directors of Getty Images, Inc., a publicly held company, and the Board of Trustees of the Fred Hutchinson Cancer Research Center.

Questions and requests for assistance or for additional copies of this Offer to Purchase and the letter of transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for offer is:

THE ALTMAN GROUP, INC.

By Mail:
1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071

By Overnight Courier:
1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071.

By Hand:
1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071

For information, please call:
By Telephone:
TOLL FREE: (800) 217-9608
By Fax:
(201) 460-0050